Exhibit 99.1

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FOR MORE INFORMATION CONTACT:

Investors:	Lisa Stoner—Humana Investor Relations; (502) 580-2652; lstamper@humana.com

Media:	Mark Taylor—Humana Corporate Communications; (317) 753-0345; MTaylor108@humana.com

Jon Selib- Clayton, Dubilier & Rice; (212)-407-6035; Jselib@cdr-inc.com

Humana Announces Agreement to Divest Majority Interest in Kindred

at Home Hospice and Personal Care Divisions to Clayton, Dubilier &

Rice

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Strategic partnership model for these lines of business is aligned with Humana’s previously stated intent to divest the majority interest in the Hospice and Personal Care divisions, while maintaining a strategic minority interest.

•	Divested divisions are expected to benefit from Clayton, Dubilier & Rice’s track record of building and growing strong businesses.

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When combined with Humana’s purchase of the broader Kindred at Home platform, this transaction allows Humana to achieve its objective to substantively increase its footprint in home care at an attractive valuation.

LOUISVILLE, KY (April 21, 2022) – Humana Inc. (NYSE: HUM) today announced that it has signed a definitive agreement with private investment firm Clayton, Dubilier & Rice (“CD&R”) to divest a majority interest in the Hospice and Personal Care divisions of Humana’s Kindred at Home subsidiary (“KAH Hospice”). These divisions include patient-centered services for Hospice, Palliative, Community and Personal Care. Humana had previously indicated its intent to divest a majority stake in these non-core businesses when it acquired the remaining interest in Kindred at Home in April 2021.

Under the agreement, Humana will divest a 60 percent interest in KAH Hospice and receive cash proceeds of approximately $2.8 billion, reflecting an enterprise valuation of $3.4 billion and a multiple of approximately 12 times the divisions’ current year forecast for adjusted earnings before interest, income taxes, depreciation and amortization, or Adjusted EBITDA.

“While palliative and hospice services are important components in the continuum of care that Humana offers patients, we are confident that we can deliver desired patient outcomes and improved customer experiences through partnership models rather than fully owning KAH Hospice,” said Susan Diamond, Chief Financial Officer of Humana. “We explored a broad range of alternatives and believe this transaction best allows Humana to divest majority ownership of these non-core businesses today, while still maintaining a strategic minority interest through our remaining stake. With CD&R’s established physician relationships, value-based care expertise, and record of providing strategic capital to a wide range of businesses, we are certain that these divisions are well-positioned for success under the joint ownership of Humana and CD&R.”

Diamond continued “Humana started on our journey with Kindred at Home in 2018 and we are pleased that, when viewing this transaction in conjunction with our purchase of the broader Kindred at Home platform, we have been able to achieve our objective to substantively increase our footprint in home care by acquiring one of the leading home health platforms in the country at an attractive valuation for our shareholders.”

The transaction is expected to close in the third quarter of 2022 and is subject to customary state and federal regulatory approvals. Upon closing of the transaction, the Hospice and Personal Care divisions will be restructured into a standalone operation.

David Causby, current President and CEO of KAH’s Hospice and Personal Care divisions, will continue to lead these businesses under the new structure.

“We are excited by the new strategic partnership structure with Humana and look forward to working closely with CD&R to pursue growth that is centered on improved access, equity and quality of care across an expanded group of patients,” said Causby. “We share a common set of values and, like the CD&R team, are focused on driving quality care for patients and continuing to ensure that our company remains an employer of choice for health care professionals.”

Humana intends to use proceeds from the transaction for the repayment of debt and share repurchases. The company does not anticipate a material impact to 2022 earnings from this pending transaction.

Goldman Sachs & Co. LLC and Barclays are acting as financial advisors to Humana, while Fried, Frank, Harris, Shriver & Jacobson LLP and Manatt, Phelps & Phillips, LLP are acting as legal advisors. For CD&R, Deutsche Bank Securities Inc. and UBS Investment Bank are acting as financial advisors and Debevoise & Plimpton LLP and Ropes & Gray LLP are acting as legal advisors.

About Humana

Humana Inc. is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.

To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience with the goal of making health care easier to navigate and more effective.

More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases and conference calls

•	Calendar of events

•	Corporate Governance information.

About Clayton, Dubilier & Rice

Clayton, Dubilier & Rice is a private investment firm with a strategy predicated on building stronger, more profitable businesses. Since inception, CD&R has managed the investment of approximately $40 billion in more than 100 companies with an aggregate transaction value of more than $175 billion. The Firm has offices in New York and London. For more information, please visit www.cdr-inc.com.

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